                                                                   Exhibit 10.59

                              AMENDED AND RESTATED

                           EXCLUSIVE LICENSE AGREEMENT

         This Amended and Restated Exclusive License Agreement (the "Agreement"), effective as of December 22, 2003 (the "Effective Date"), is by and among the University of Massachusetts Medical School ("Medical School"), a public institution of higher education of the Commonwealth of Massachusetts having an address of 55 Lake Avenue North, Worcester, MA 01655, CytRx Corporation ("Company"), a Delaware corporation having an address of 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, and Advanced BioScience Laboratories, Inc. ("ABL"), a Delaware corporation having its principal place of business at 5510 Nicholson Lane, Kensington, Maryland 20895.

                                 R E C I T A L S

         WHEREAS, Medical School is owner by assignment of the invention listed in Exhibit A pertaining to the Medical School's invention disclosure number UMMC 03-24 entitled Primary and Polyvalent HIV-1 Envelope Glycoprotein DNA Vaccines (the "03-24 Technology");

         WHEREAS, Medical School granted Company effective as of April 15, 2003 an exclusive worldwide license in the field of therapeutics limited to the generation of DNA-based primary and polyvalent HIV-1 envelope vaccines under the rights of Medical School in any patent rights claiming those inventions of the 03-24 Technology pursuant to an Exclusive License Agreement, dated as of April 25, 2003 between Medical School and Company (the "Original License Agreement");

         WHEREAS, in December 2002, Medical School filed a provisional patent application, U.S. Patent Application Serial Number 60/430,732 (the "03-24 Patent Filing") with the United States Patent and Trademark Office covering the 03-24 Technology;

         WHEREAS, in June 2000, ABL was awarded a $15 million contract from the National Institutes of Health (NIAID Prime Contract N01-05394) (the "NIH Prime Contract") in connection with the development of a DNA-based HIV vaccine and on June 26, 2000, ABL entered into a subcontract with Medical School (Subcontract No. 00454B-UMM-NAID-N01-A1-05395) (the "Medical School Subcontract") in connection with the development of an HIV vaccine using the 03-24 Technology and 03-111 Technology (as hereinafter defined) and currently being developed by Medical School and ABL under the NIH Prime Contract and Medical School Subcontract. The HIV Vaccine will include for purposes of this Agreement the foregoing vaccine product notwithstanding the expiration or early termination of either the NIH Prime Contract or the Medical School Subcontract;

         WHEREAS, ABL anticipates filing in late December 2003 or early January 2004 an investigational new drug application (as defined in the United States Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time (the "Act")) with the United States Food and Drug Administration ("FDA") for a Phase I clinical trial of the HIV Vaccine (the "ABL

IND") and expects to commence this Phase I trial (the "Phase I Trial") within 30 to 60 days following the ABL IND being cleared by the FDA;

         WHEREAS, in September 2003, ABL filed a provisional patent application,
U. S. Patent Application Serial Number 60/503,907 (the "03-111 Patent Filing") covering an HIV protein boost technology invention referred to by Medical School and ABL as UMMC 03-111 (the "03-111 Technology");

         WHEREAS, on December 3, 2003, ABL, Medical School and Company agreed to make and Medical School and ABL made a joint filing with the United States Patent and Trademark Office of a combined patent application for the 03-24 Technology and the 03-111 Technology that included all of the claims of the 03-24 Patent Filing and 03-111 Patent Filing and other claims relating to the 03-24 Technology and 03-111 Technology, with both a U.S. non-provisional patent application and a PCT application designating all countries being filed simultaneously and with both the non-provisional and the PCT applications claiming priority to the 03-24 Patent Filing (the "Joint Patent Filing");

         WHEREAS, in conjunction with the Joint Patent Filing, ABL, Company and Medical School entered into an Agreement, dated as of December 3, 2003, regarding the development and commercialization of the HIV Vaccine and providing for the framework for negotiation of a definitive agreement covering such development and commercialization (the "Definitive Collaborative Agreement");

         WHEREAS, ABL, Company and Medical School have entered into the Definitive Collaborative Agreement, effective as of December 22, 2003, which provides for the Original License Agreement to be amended to add the 03-111 Technology to the license granted by the Original License Agreement and which also provides for certain other amendments to the Original License Agreement;

         WHEREAS, Medical School and ABL are willing to grant Company an exclusive license to the 03-111 Technology on the terms set forth in this Agreement; and

         WHEREAS, Company has agreed pursuant to the Definitive Collaborative Agreement to grant ABL a non-exclusive sublicense to the Patent Rights (as hereinafter defined) (the "ABL Sublicense");

         WHEREAS, ABL has agreed pursuant to the Definitive Collaborative Agreement to grant Company and its Affiliates the right to acquire a non-exclusive, worldwide, royalty-bearing license to any additional technologies outside of the 03-24 Technology and the 03-111 Technology that (i) are now or subsequently owned or licensed to ABL, including any technologies that may be acquired by ABL pursuant to its option for an exclusive license under Section 9 of the Medical School Subcontract, (ii) result from work done by the Medical School under the Medical School Subcontract for a DNA-based HIV vaccine with protein boost, and (iii) are deemed necessary or advantageous by Company for the development or commercialization of the HIV Vaccine (the "ABL Related Technologies License").

         WHEREAS, Medical School, Company and ABL are willing to amend and restate the Original License Agreement on the terms set forth in this Agreement.

         NOW, THEREFORE, Medical School, Company and ABL hereby agree as follows:

1.       Definitions.

         1.1 "Affiliate" means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by Company or ABL, as the case may be. For the purposes of this definition, the term "control" means (a) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (b) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

         1.2 "ABL Related Technologies" means any additional technologies outside of the 03-24 Technology and the 03-111 Technology that SATISFIES ALL OF THE FOLLOWING: (i) are now or subsequently owned or licensed to ABL, including any technologies that may be acquired by ABL pursuant to its option for an exclusive license under Section 9 of the Medical School Subcontract, (ii) result from work done by Medical School under the Medical School Subcontract for a DNA-based HIV vaccine with protein boost, and (iii) are deemed necessary or advantageous by Company for the development or commercialization of the HIV Vaccine.

         1.3 "Biological Materials" means certain tangible biological materials that are necessary for the effective exercise of the Patent Rights, which materials are described on Exhibit A, as well as tangible materials that are routinely produced through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from a source material included in the original materials (such as recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods). These Biological Materials shall be listed on Exhibit A, which will be periodically amended to include any additional Biological Materials that Medical School may furnish to Company.

         1.4 "Combination Product" means a product that contains a Licensed Product component and at least one other essential functional component.

         1.5 "Confidential Information" means any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, provided that such information is specifically designated as confidential. Such Confidential Information shall include, without limitation, any diligence reports furnished to Medical School under Section 3.1 and royalty reports furnished to Medical School and ABL under Section 5.2.

         1.6 "Field" means therapeutics and prophylactics limited to the generation of DNA-based HIV-1 vaccines.

         1.7 "Licensed Product" means the HIV Vaccine and any product that cannot be developed, manufactured, used, or sold without (a) infringing one or more claims under the Patent Rights, (b) using or incorporating some portion of one or more Biological Materials, or (c) using some portion of the Related Technology.

         1.8 "Net Sales" means the gross amount billed or invoiced on sales by Company and its Affiliates and Sublicensees of Licensed Products, less the following: (a) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company; (d) outbound transportation costs prepaid or allowed and costs of insurance in transit; and (e) allowance for bad debt that is customary and reasonable for the industry and in accordance with generally accepted accounting principles. Notwithstanding anything to the contrary in this Section 1.7, Net Sales does not include sales of Licensed Products at or below the fully burdened cost of manufacturing solely for research or clinical testing or for indigent or similar public support or compassionate use programs.

         In any transfers of Licensed Products between Company and an Affiliate or Sublicensee, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party. In the event that Company or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration.

         In the case of Combination Products, Net Sales means the gross amount billed or invoiced on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows:

                           (i)      If all components of the Combination Product
were sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Licensed Product components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the Licensed Product Components; or

                           (ii)     If all components of the Combination Product
were not sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Licensed Product components during the prior Royalty Period and D is the aggregate fully absorbed cost of the other essential functional components during the prior Royalty Period, with such costs being determined in accordance with generally accepted accounting principles.

         1.9 "Patent Rights" means the U.S. and international patent applications listed on Exhibit A, and any divisional, continuation, or continuation-in-part of such patent applications to the extent the claims are directed to subject matter specifically described therein, as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications. Exhibit A shall be periodically amended to include any additional Patent Rights that may arise. "Patent Rights" shall not include patents or patent applications covering any of the ABL Related Technologies, to the extent that such technologies would not if owned by a third party infringe any of the claims of the Patent Rights.

         1.10 "Related Technology" means any know-how, technical information, research and development information, test results, and data necessary for the effective exercise of the Patent Rights which (a) has been developed by Dr. Shan Lu and his associates in his laboratory at the Medical School as of the Effective Date and (b) which is owned by Medical School. "Related Technology" shall not include any of the ABL Related Technologies.

         1.11 "Royalty Period" means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

         1.12 "Sublicense Income" means any payments that Company receives from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2.1., including without limitation license fees, royalties, milestone payments, and license maintenance fees, but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of Company at fair market value, and (b) payments specifically committed to the development of Licensed Products.

         1.13 "Sublicensee" means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

2.       Grant of Rights.

         2.1      License Grants.

                  (a) Patent Rights and Biological Materials. Subject to the terms of this Agreement, Medical School and ABL each hereby grants to Company and its Affiliates an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under their respective commercial rights in the Patent Rights and Biological Materials to develop, make, have made, use, and sell Licensed Products in the Field.

                  (b) Related Technology. Subject to the terms of this Agreement, Medical School hereby grants to Company and its Affiliates a non-exclusive, royalty-bearing license (with the right to sublicense) under its commercial rights in the Related Technology to develop, make, have made, use, and sell Licensed Products in the Field and ABL hereby consents to such grant by Medical School.

                  (c) Subject to applicable law or the rights of research sponsors, the Medical School shall use its best efforts to make any improvements to the Patent Rights available to Company.

                  (d) ABL hereby grants to Company and its Affiliates the right to acquire a non-exclusive, worldwide, royalty-bearing license (with the right to sublicense) to any ABL Related Technologies. ABL shall promptly disclose in writing to Company each of the ABL

Related Technologies at the time such technologies are acquired or licensed by ABL. ABL and Company shall negotiate in good faith the terms of the ABL Related Technologies License.

         2.2 Sublicenses. Company shall have the right to grant sublicenses of its rights under Section 2.1. with the consent of Medical School, which consent shall not be unreasonably withheld or delayed. All sublicense agreements executed by Company pursuant to this Article 2 shall expressly bind the Sublicensee to the terms of this Agreement. Company shall promptly furnish Medical School and ABL with a fully executed copy of any such sublicense agreement. Medical School hereby consents to the ABL Sublicense, which shall be in the form attached as Exhibit B.

         2.3      Retained Rights.

                  (a) Medical School. Medical School retains the right to make and use Licensed Products for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. Medical School may license its retained rights under this Section to research collaborators of Medical School faculty members, post-doctoral fellows, and students.

                  (b) Federal Government. To the extent that any invention claimed in the Patent Rights has been partially funded by the federal government, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. Sections 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.1 Upon execution of this Agreement, the Medical School shall disclose in writing to Company any funding that would be subject to this Section 2.3(b).

                  (c) Other Organizations. To the extent that any invention claimed in the Patent Rights has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by the terms and conditions of the applicable research grant. If any term of this Agreement fails to conform with such terms and conditions, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 10.1 Upon execution of this Agreement, the Medical School shall disclose in writing to Company any funding that would be subject to this Section 2.3(c).

                  (d) ABL shall retain the right to use the Patent Rights to develop and commercialize HIV vaccines other than the HIV Vaccine pursuant to the terms of the ABL Sublicense.

3.       Company Obligations Relating to Commercialization.

         3.1 Diligence Requirements. Company shall use diligent efforts, or shall cause its Affiliates and Sublicensees to use diligent efforts, to develop Licensed Products and to introduce Licensed Products into the commercial market; thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public. Specifically, Company or Affiliate or Sublicensee shall fulfill the following obligations:

                  (a) Within ninety (90) days after the initiation of the Phase I Trial, Company shall furnish Medical School and ABL with a written research and development plan under which Company intends to develop Licensed Products.

                  (b) Within sixty (60) days after each anniversary of the Effective Date, Company shall furnish Medical School and ABL with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the current year.

                  (c) Company shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Combination Product and Licensed Product. Specifically, Company shall:

                           (i)      Within eight (8) years after the Effective
Date, file an Investigational New Drug Application ("IND") or its equivalent covering at least one Combination Product or Licensed Product with the FDA with this requirement to be deemed to have been satisfied upon the filing of the ABL IND;

                           (ii)     Within thirteen (13) years after the
Effective Date, file a New Drug Application ("NDA") with the FDA covering at least one Combination Product or Licensed Product;

                           (iii)    Within eighteen (18) months after receiving
FDA approval of the NDA for a Combination Product or Licensed Product, market at least one Combination Product or Licensed Product in the U.S. ; and

                           (iv)     reasonably fill the market demand for any
Combination Product or Licensed Product following commencement of marketing of such product at any time during the exclusive period of this Agreement.

Company shall have the responsibility to finance its obligations in this Section 3.1, and the Medical School and ABL shall provide reasonable cooperation to Company in this regard. In the event that Medical School or ABL determines that Company (or an Affiliate or Sublicensee) has not fulfilled its obligations under this Section 3.1., Medical School or ABL shall furnish Company with written notice of such determination. Within sixty (60) days after receipt of such notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with Medical School and ABL a mutually acceptable schedule of revised diligence obligations, failing which Medical School and ABL shall have the right, immediately upon written notice to Company and subject to Sections 8.2 and 9, to terminate this Agreement or to grant additional licenses to third parties to the Patent Rights and Biological Materials in the Field. Neither Medical School nor ABL may not unreasonably withhold acceptance of Company's revised diligence obligations.

         3.2      Indemnification.

                  (a) Indemnity. Company shall indemnify, defend, and hold harmless Medical School and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns and ABL and its officers, directors and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

                  (b) Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to Medical School and ABL to defend against any such claim. The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep Medical School and ABL informed of the progress in the defense and disposition of such claim and to consult with Medical School and ABL with regard to any proposed settlement. Any settlement that requires any payment by an Indemnitee or the sublicensing by Company of any of its rights granted under this Agreement that has an adverse economic impact on ABL or Medical School shall require the consent of Medical School and ABL, to the extent that such party is so impacted.

                  (c) Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but in any event not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. Company shall provide Medical School and ABL, upon request, with written evidence of such insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or any Affiliate or Sublicensee continues to make, use, or sell a product that was a Licensed Product under this Agreement and thereafter for a period of two (2) years.

         3.3      Use of Medical School and ABL Name. In accordance with Section
7.3. and except as otherwise required by law, Company and its Affiliates and Sublicensees shall not use the name "University of Massachusetts Medical School" or any variation of that name or ABL's name in connection with the marketing or sale of any Licensed Products.

         3.4 Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

         3.5 Compliance with Law. Company shall comply with, and shall ensure that its Affiliates and Sublicensees (to the extent commercially feasible) comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

                  (a) Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the FDA and any similar governmental authorities of any foreign jurisdiction in which Company or an Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

                  (b) Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Medical School and ABL harmless (in accordance with Section 3.2.) for the consequences of any such violation.

                  (c) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, Medical School may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4.       Consideration for Grant of Rights.

         4.1 License Fee. In partial consideration of the rights granted Company under this Agreement, Company paid the Medical School prior to the Effective Date (a) a license fee of {***}, and (b) a payment in the amount of {***} to reimburse Medical School for its actual expenses incurred as of January 31, 2003 in connection with obtaining the Patent Rights. These license fee payments are nonrefundable and are not creditable against any other payments due to Medical School or ABL under this Agreement.

         4.2 Equity. In partial consideration of the license granted to Company under this Agreement, Company issued to Medical School prior to the Effective Date a total number of shares of Common Stock of Company, ($.01 par value per share) equal to {***} of the outstanding shares of Company. Company registered the shares that were issued to the Medical School within ninety (90) days after their issuance and those shares are now unrestricted.

         4.3 License Maintenance Fee. Beginning on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter during the term of the Agreement, Company shall pay to Medical School {***} and to ABL {***}. This annual license maintenance fee is nonrefundable and is not creditable against any other payments due to Medical School or ABL under this Agreement.

         4.4 Milestone Payments. Company shall pay Medical School and ABL the following milestone payments within thirty (30) days after the occurrence of each event with such payments to be allocated between Medical School and ABL as follows:

------------------------------------------------------------------------------------------------------------------
               Milestone                                 Total Payment                          Payee
               ---------                                 -------------                          -----
------------------------------------------------------------------------------------------------------------------
Filing of ABL IND                         {***} shares of Company common stock   {***} to {***}
------------------------------------------------------------------------------------------------------------------
Filing of ABL IND                         {***}                                  {***} to {***}
------------------------------------------------------------------------------------------------------------------
Filing of IND or equivalent for each      {***}                                  {***} to Medical School; {***}
Licensed Product other than the HIV                                              to ABL
Vaccine
------------------------------------------------------------------------------------------------------------------
Entry into Phase II clinical trial or     {***} for first product and {***}      {***} to Medical School;
equivalent for each Licensed Product      for each subsequent product            {***} to ABL
------------------------------------------------------------------------------------------------------------------
Entry into Phase III clinical trial or    {***} for first product and {***}      {***} to Medical School;
equivalent for each Licensed Product      for each subsequent product            {***} to ABL
------------------------------------------------------------------------------------------------------------------
Filing for market approval (NDA or        {***} for first product and {***}      {***} to Medical School;
equivalent) in any country besides the    for each subsequent product            {***} to ABL
United States
------------------------------------------------------------------------------------------------------------------
Commencement of product marketing in      {***}                                  {***} to Medical School;
the United States                                                                {***} to ABL
------------------------------------------------------------------------------------------------------------------
First market approval for first three     {***}                                  {***} to Medical School;
European countries in total                                                      {***} to ABL
------------------------------------------------------------------------------------------------------------------

These milestone payments are nonrefundable and are not creditable against any other payments due to Medical School or ABL under this Agreement. In the event Company is required to pay any of the expenses to complete the Phase I Trial and submit the data generated from the Phase I Trial to the FDA, the total amount of such expenses shall be offset against the next milestone payment or payments set forth above, except that no offset shall be permitted against the milestone payments with respect to the ABL IND filing. In the event any license fee or milestone payments are required to be paid by Company to Antigenics in connection with any Licensed Product, two-thirds of the total amount of such fees and payments shall be offset against the next milestone payment or payments set forth above, except that no offset shall be permitted against the milestone payments with respect to the ABL IND filing.

Company shall pay Medical School a one-time bonus in the amount of {***} in the event that cumulative gross sales of Licensed Products by Company and its Affiliates or Sublicense Income exceed {***} in one calendar year in the United States. Company shall pay Medical School a one-time bonus in the amount of {***} in the event that cumulative gross sales of Licensed Products by Company and its Affiliates or Sublicense Income exceed {***} in one calendar year in Japan and Europe.

         4.5      Royalties.

                  (a) Base Royalty. In partial consideration of the rights granted Company under this Agreement, Company shall pay to Medical School and ABL each a royalty of {***} of Net Sales of Licensed Products by Company and its Affiliates (but not Sublicensees).

                           (i)      If a particular Licensed Product is within
the definition of "Licensed Product" solely because it uses or incorporates Related Technology, the royalty rate applicable to such Licensed Product shall be reduced by {***}.

                           (ii)     If there is a competing product in the
marketplace, no royalties are due for a Licensed Product that is within the definition of "Licensed Product" because it uses or incorporates only Related Technology or Biological Materials.

                           (iii)    If during the Royalty Period, patents under
the Patent Rights have expired or have been abandoned in a particular country,
(I) no royalty is payable by Company for Net Sales in that country, if there is a competing product in that country, and (II) if Company reduces its prices for Licensed Products in that country, even if there is no competing product in that country, Company and Medical School and ABL shall negotiate in good faith a reduction in the royalty rate to reflect the reduction in Company's gross margins caused by the price reduction.

                           (iv)     Company shall pay Medical School and ABL
each {***} of Net Sales of commercial clinical laboratory services by Company and its Affiliates.

                  (b) Royalty Reduction. If Medical School and ABL grant additional licenses to third parties pursuant to Section 3.1, the royalty rates set forth in Subsection 4.5.(a) shall be adjusted, if necessary, so as not to exceed the royalty rates charged any other licensee of the Patent Rights during the term of the non-exclusive license.

         4.6 Minimum Royalty. At the beginning of each calendar year during the term of this Agreement, beginning January 1, 2016, Company shall pay to Medical School and ABL each a minimum royalty of {***}. If the actual royalty payments to Medical School and ABL in any calendar year are less than the minimum royalty payment required for that year, Company shall have the right to pay Medical School and ABL the difference between the actual royalty payment and the minimum royalty payment in full satisfaction of its obligations under this Section, provided such minimum payment is made to Medical School and ABL within sixty (60) days after the conclusion of the calendar year. Waiver of any minimum royalty payment by Medical School or ABL shall not be construed as a waiver of any subsequent minimum royalty payment. If Company fails to make any minimum royalty payment within the sixty-day period, such failure shall constitute a material breach of its obligations under this Agreement, and Medical School and ABL shall have the right to terminate this Agreement in accordance with Sections 8.2 and 9.

         4.7 Sublicense Income. Company shall pay Medical School and ABL each {***} of all Sublicense Income; except that in the case of Sublicense Income that is received by Company from the ABL Sublicense, Company shall pay ABL {***} and Medical School {***} of such Sublicense Income. Such amounts shall be due and payable within sixty (60) days after Company receives the relevant payment from the Sublicensee.

         4.8 Third-Party and Other Payments. If Company is legally required to make royalty or sublicense income payments to Medical School under any other license agreement as well as this Agreement or to one or more third parties as well as this Agreement in the same Royalty Period for which payments are due under Section 4.5 or 4.7 in order for Company to make, use or sell Licensed Products or have its Sublicensee make, use, or sell Licensed Products:

                  (a) Other Medical School Payments. In the case of payments to Medical School and ABL under Sections 4.5 and 4.7 with respect to any Licensed Product, Company shall pay only the highest rate among this Agreement and any other Medical School licenses, and that one payment shall be deemed to satisfy the payment requirements for the applicable period under not only this Agreement but each of the other Medical School licenses.

                  (b) Third Party Payments. In the case of payments to one or more third parties with respect to any Licensed Product under this Agreement, Company may reduce its payment to Medical School and ABL under Section 4.5 or
4.7 of this Agreement for the applicable Royalty Period by fifty percent (50%) of the amount actually paid to third parties. However, in no event will the reductions made pursuant to this Section 4.8(b) result in more than a fifty percent (50%) reduction in the payments that would otherwise be payable to Medical School and ABL under Section 4.5 and 4.7 (after taking into account
Section 4.8(a)).

                  (c) Example: Royalty Reductions. By way of illustration for Section 4.5 royalty payment reductions, for a particular Licensed Product, assume a royalty of {***} under another Medical School license and a payment of {***} to a third party. The reduction calculation would be as follows: The total {***} royalty rate in this Agreement would apply, and Company would reduce that rate by {***} of the {***} due to the third party, resulting in a {***} royalty each to Medical School and ABL under this Agreement, and {***} royalties payable to the Medical School under the other Medical School license.

                  (d) Example: Sublicense Income Payments. By way of illustration for Section 4.7 Sublicense Income payment reductions, assume (i) the total Sublicense Income received by Company from the Sublicensee is {***}, and (ii) Company paid a third party

{***} in order to allow the sublicensee to make Licensed Products. Company would then be required to pay the Medical School and ABL under this Agreement each {***} (Medical School and ABL sharing equally {***} of the {***} reduced by {***} paid to the third party). If Company also sublicensed another Medical School license with respect to the Licensed Products, Company would not be required to make additional sublicense income payments.

5.       Royalty Reports; Payments; Records.

         5.1 First Sale. Company shall report to Medical School and ABL the date of first commercial sale of each Licensed Product within thirty (30) days of occurrence in each country.

         5.2 Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to Medical School and ABL a report containing the following information:

                  (a) the number of Licensed Products sold to independent third parties in each country;

                  (b) the gross sales price for each Licensed Product sold by Company and its Affiliates during the applicable Royalty Period in each country;

                  (c) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

                  (d) total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

                  (e) the portion of royalty-based Sublicense Income due to Medical School and ABL for the applicable Royalty Period from each Sublicensee.

All such reports shall be considered Company Confidential Information. If no royalties are due to Medical School and ABL for any Royalty Period, the report shall so state. Concurrent with this report, Company shall remit to Medical School and ABL any payment due for the applicable Royalty Period.

         5.3 Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Such payments shall be without deduction of exchange, collection, or other charges.

         5.4 Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give Medical School and ABL prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 5.2. Company shall pay any amounts due Medical School and ABL through whatever lawful methods Medical School and ABL reasonably designates; provided, however, that if Medical School or ABL fails to designate such payment method within thirty (30) days after Medical School or ABL is notified of the restriction, Company may deposit such payment in local currency to the credit of Medical School or ABL in a recognized banking institution selected by Company and identified by written notice to Medical School or ABL, and such deposit shall fulfill all obligations of Company to Medical School or ABL with respect to such payment.

         5.5 Records. Company shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, or performed under this Agreement and any amounts payable to Medical School and ABL in relation to such Licensed Products, which records shall contain sufficient information to permit Medical School and ABL to confirm the accuracy of any reports delivered to Medical School and ABL under Section 5.2. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time Medical School or ABL shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Medical School or ABL any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of the greater of (a) five thousand dollars ($5,000) or (b) ten percent (10%) in any Royalty Period, Company shall bear the full cost of such audit. Medical School and ABL may each exercise its rights under this Section only once every year and only with reasonable prior notice to Company.

         5.6 Late Payments. Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

         5.7 Method of Payment. All payments under this Agreement should be made in the name of the "University of Massachusetts Medical School" or "Advanced BioScience Laboratories, Inc.," as the case may be, and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

         5.8 Withholding and Similar Taxes. Royalty payments and other payments due to Medical School or ABL under this Agreement shall be reduced by reason of any withholding or similar taxes applicable to such payments to Medical School or ABL, which shall be paid by Company as required by applicable law and reported by Company to Medical School or ABL.

6.       Patents and Infringement.

         6.1 Responsibility for Patent Rights. Medical School shall have primary responsibility, at the expense of Company, for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to Company and ABL. The Joint Patent Filing shall be filed in the United States and any foreign countries requested by Company or ABL. Medical School shall consult with Company and ABL as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish Company and ABL with copies of all relevant proposed filings or submissions reasonably in advance of such consultation and copies of all material correspondence with any patent office within a reasonable amount of time. ABL shall reimburse Company for the patent office fees and legal fees and expenses for any filings prepared, submitted or prosecuted and patents maintained for any foreign jurisdiction requested by ABL.

         6.2 Cooperation. Medical School, Company and ABL shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights. Such cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring employees of Medical School, Company or ABL to execute such papers and instruments as reasonable and appropriate so as to enable Medical School, ABL or Company to file, prosecute, and maintain such Patent Rights in any country; and (b) promptly informing the other parties of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).

         6.3 Payment of Expenses. Within thirty (30) days after Medical School invoices Company, Company shall reimburse Medical School for all reasonable patent-related expenses incurred by Medical School pursuant to
Section 6.1. Company may elect, upon sixty (60) days written notice to Medical School, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. In such event, Company shall lose all rights under this Agreement with respect to such Patent Rights in such countries for which it has elected not to pay.

         6.4 Abandonment. In the event that Medical School desires to abandon any patent or patent application within the Patent Rights for which it has primary responsibility, Medical School shall provide the other parties with reasonable prior written notice of such intended abandonment or decline of responsibility, and the other parties shall have the right, at their expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.

         6.5      Infringement.

                  (a) Notification of Infringement. Each party agrees to provide written notice to the other parties promptly after becoming aware of any infringement of the Patent Rights.

                  (b) Company Right to Prosecute. So long as Company remains the only licensee of the Patent Rights and Biological Materials in the Field, Company shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), to defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights. Prior to commencing any such action, Company shall consult with Medical School and ABL and shall consider the views of Medical School and ABL regarding the advisability of the proposed action and its effect on the public interest. Company shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of Medical School and ABL, which consent shall not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from Medical School and ABL as described below), (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that Company would have paid to Medical School and ABL if Company had sold the infringing products and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share any award fifty percent (50%) to Company, twenty-five percent (25%) to Medical School and twenty-five percent (25%) to ABL. Company may offset a total of fifty percent (50%) of any expenses incurred under this Subsection against any royalty payments due to Medical School and ABL under this Agreement, provided that in no event shall the royalty payments or sublicense income payments under Section 4.5 and 4.7., when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any Royalty Period.

                  (c) Medical School and ABL as Indispensable Parties. Medical School and ABL each shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold Medical School and ABL harmless from, and if necessary indemnify Medical School and ABL against, any costs, expenses, or liability that Medical School or ABL may incur in connection with such action.

                  (d) Medical School Right to Prosecute. In the event that Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, Medical School (or ABL if Medical School does not elect on a timely basis to act) shall have the right to prosecute such infringement or answer such declaratory judgment action, under its sole control and at its sole expense, and any recovery obtained shall be given to Medical School and ABL, who shall share such recovery equally after Medical School or ABL, as the case may be, first recovers all of its expenses incurred in prosecuting such infringement.

                  (e) Cooperation. Each party agrees to cooperate fully in any action under this Section 6.6 which is controlled by another party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.       Confidential Information; Publications; Publicity.

         7.1      Confidential Information.

                  (a) Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

                  (b) Obligations. For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall
(i) maintain such Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

                  (c) Exceptions. The obligations of the Receiving Party under Subsection 7.1.(b) above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, including without limitation in connection with the development or commercialization of Licensed Products, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

                  (d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

         7.2 Publications. Medical School and ABL and their employees will be free to publicly disclose (through journals, lectures, or otherwise) the results of any research in the Field or relating to the subject matter of the Patent Rights, except as otherwise provided by written agreement between Medical School and Company (e.g., a sponsored research agreement) and subject to the obligations and the government rights stated in the NIH Prime Contract and the Medical School Subcontract.

         7.3 Publicity Restrictions. Company shall not use the name of Medical School or ABL or any of their trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of Medical School or ABL, as the case may be. The foregoing notwithstanding, Company shall have the right to disclose such information without the consent of Medical School or ABL in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company shall have given Medical School or ABL at least ten (10) days (or such prior shorter period in order to enable Company to make a timely announcement, while affording the Medical School or ABL the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving Medical School or ABL the opportunity to comment on such text.

8.       Term and Termination.

         8.1 Term. This Agreement shall remain in effect until (a) the expiration of all issued patents within the Patent Rights or (b) for a period of ten (10) years after the Effective Date if no such patents have issued within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement.

         8.2 Termination for Default. In the event that any party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other parties who are materially damaged by such breach may terminate this Agreement immediately upon written notice to the party in breach and any other party to this Agreement. If the alleged breach involves nonpayment of any amounts due Medical School or ABL under this Agreement, Company shall have only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by Company will entitle Medical School or ABL to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period. If there are two parties who are materially damaged by any material breach under this Agreement and they cannot agree that this Agreement should be terminated, this disagreement shall be resolved under the procedures set forth in Section 9.

         8.3 Force Majeure. No party to this Agreement will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

         8.4 Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 1 and 9; Sections 3.2., 3.5., 5.2 (obligation to provide final report and payment), 5.5., 6.4., 7.1., 7.3., 8.4., and 10.9. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due Medical School and ABL under this Agreement, (b) Company pays Medical School and ABL the applicable royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (c) Company and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

9.       Dispute Resolution.

         9.1 Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If any party fails to observe the procedures of this Article, as modified by their written agreement, either of the other parties may bring an action for specific performance in any court of competent jurisdiction.

         9.2      Dispute Resolution Procedures.

                  (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other parties, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

                  (b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, any party may initiate mediation upon written notice to the other parties, whereupon all of the parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of any party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

                  (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

         9.3      Preservation of Rights Pending Resolution.

                  (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which another party fails or refuses to perform its obligations.

                  (b) Provisional Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, any party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

                  (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10.      Miscellaneous.

         10.1 Representations and Warranties. Medical School and ABL each represents and warrants that its employees have assigned to Medical School or ABL, as the case may be, their entire right, title, and interest in the Patent Rights, that it has authority to grant the rights and licenses set forth in this Agreement, and that, to its best knowledge, it does not hold any other intellectual property rights that would be infringed by the exploitation of the Patent Rights. Neither MEDICAL SCHOOL NOR ABL MAKES ANY OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, RELATED TECHNOLOGY, AND BIOLOGICAL MATERIALS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, neither Medical School nor ABL makes any warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.

         10.2 Compliance with Law and Policies. Company agrees to comply with applicable law and the policies of Medical School in the area of technology transfer and shall promptly notify Medical School of any violation that Company knows or has reason to believe has occurred or is likely to occur. The Medical School policies currently in effect at the Worcester campus are listed on the http://www.umassmed.edu web site.

         10.3 Tax-Exempt Status. Company and ABL acknowledge that Medical School, as a public institution of the Commonwealth of Massachusetts, holds the status of an exempt organization under the United States Internal Revenue Code. Company and ABL also acknowledge that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to Medical School reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of Medical School or the bonds used to finance Medical School facilities, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.11.

         10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         10.5 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

         10.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

         10.7 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party, except that Company and ABL may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of their assets or that portion of its business to which this Agreement relates.

         10.8 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all of the parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

         10.10 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

            If to Medical School:

            Office of Technology Management
            University of Massachusetts Medical School
            365 Plantation Street, Suite 130
            Worcester, MA  01605
            Attention: Chester A. Bisbee
                       Acting Director
            Tel: (508) 856-1626
            Fax: (508) 856-5004

            If to Company:

            CytRx Corporation
            11726 San Vicente Boulevard, Suite 650
            Los Angeles, California 90049
            Attention: Steven A. Kriegsman
                       Chief Executive Officer
            Invoices to: Steven A. Kriegsman
            Tel: (310) 826-5648
            Fax: (310) 826-6139

            If to ABL:

            Advanced BioScience Laboratories, Inc.
            5510 Nicholson Lane
            Kensington, Maryland 20895
            Attention: Johannes Burlin
                       President and CEO
            Tel: (301) 881-5600
            Fax: (301) 984-3608

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

         10.11 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

         10.12 Entire Agreement. Except for the Definitive Collaborative Agreement, this Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF              CYTRX CORPORATION             ADVANCED BIOSCIENCE
MASSACHUSETTS MEDICAL                                    LABORATORIES, INC.
SCHOOL

By: /s/ CHESTER A. BISBEE  By: /s/ STEVEN A. KRIEGSMAN   By: /s/ Johannes Burlin
    ---------------------      -----------------------       -------------------
   Acting Director            Steven A. Kriegsman           Johannes Burlin
   Office of Technology       Chief Executive Officer       President and CEO
   Management

                                    EXHIBIT A

                              List of Patent Rights

United States Provisional Patent Application filed December 3, 2002 serial number 60/430,732 entitled " Polyvalent, Primary HIV-1 Envelope Glycoprotein DNA Vaccine.

United States Provisional Patent Application filed in September 2003, serial number 60/503/907 entitled "Polyvalent DNA and Protein Vaccines."

United States Utility Patent Application filed December 3, 2003 and its foreign counterparts referred to by the parties as the Joint Patent Filing.

NO BIOLOGICAL MATERIALS AS OF THE EFFECTIVE DATE

                                    EXHIBIT B

                             Form of ABL Sublicense

                FILED SEPARATELY IN CYTRX CORPORATION'S FORM 10-K
                      FOR THE YEAR ENDED DECEMBER 31, 2003